EXHIBIT 99.5

Charter of the Audit Committee of the Board of Directors of Auto Parts 4Less Group, Inc.

Audit Committee Purpose

The Audit Committee of Auto Parts 4Less Group, Inc. (the “Company”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

●	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

●	Monitor the independence and performance of the Company’s independent auditors.

●	Provide an avenue of communication among the independent auditors, management and the Board.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee has the authority to communicate directly and indirectly with internal and external auditors.

Audit Committee Composition and Meetings

The Audit Committee shall be comprised of a minimum of three directors as determined by the Board, each of whom shall be independent, non-executive directors, as defined by and to the extent required by the rules of the NASDAQ Stock Market LLC and the SEC. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

The members of the Committee may designate a Chair by majority vote of the Committee membership.

The Audit Committee will meet as often as it determines, but not less frequently than quarterly. The Audit Committee will meet separately with the Chief Executive Officer and the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the independent auditor of the Company at least quarterly, including upon the completion of the annual audit to review the independent auditor’s examination and management report, outside the presence of management, and at such other times as it deems appropriate. The meeting with the independent auditor may be accomplished via Zoom, Skype, or other electronic media.

Audit Committee Responsibilities and Duties

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published in accordance with SEC regulations.

2.	Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3.	In consultation with management and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management responses.

4.	Review with management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair may represent the entire Audit Committee for purposes of this review.

5.	Review the disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer in connection with the certification requirements for the Company’s periodic reports with respect to any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

6.	Discuss with management and the Company’s independent auditors any significant changes to generally accepted accounting principles (“GAAP”), SEC or other regulatory accounting policies or standards and any off-balance sheet structures that could impact the Company’s financial statements.

7.	Review and discuss with the independent auditors and management the auditor’s reports describing all critical accounting policies and practices to be used, alternative GAAP methods discussed with management, the ramifications of using such alternative methods and the auditor’s preferred method, and any other material communications between the auditor and management.

8.	Oversee the adequacy of the Company’s system of internal control over financial reporting, including obtaining reports from the independent auditor regarding such controls and reviewing any significant findings and recommendations of the independent auditors and management’s responses, including any special remedial steps adopted to address material control deficiencies.

Independent Auditors

9.	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

10.	Approve the fees and other compensation to be paid to the independent auditors.

11.	On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence. When there is to be a change of auditor, the Committee will review all issues related to the change.

12.	Review the plan for and the scope of the audit and related services, and pre-approve all audit and permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de-minimums exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are approved by the Audit Committee prior to the completion of the audit;

13.	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

14.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

15.	Review any problems experienced by the independent auditor in performing the audit, including any restrictions imposed by management or significant accounting issues on which there was a disagreement with management.

Legal Compliance

16.	On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations and inquiries received from regulators or government agencies.

Other Audit Committee Responsibilities

17.	Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company’s annual proxy statement.

18.	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or Board deems necessary or appropriate.

19.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

20.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

21.	Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

22.	Review and pre-approve all transactions between the Company and related parties other than compensation transactions. Related parties mean any director or executive officer of the Company; any nominee for election as a director; any security holder who is known to own of record or beneficially more than five percent of any class of the Company’s voting securities; and any member of the immediate family of any of the foregoing persons.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals will be presented to the full Audit Committee at its next scheduled meeting.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.